EXHIBIT 99.1

February 14, 2012

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable Third Quarter

MIDLAND, TX – 2/14/12 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $50,961 for the quarter ending December 31, 2011, the Company’s third quarter of fiscal 2012, a 89% increase from $26,898 for the same quarter of fiscal 2011.

Operating revenues in the third quarter of fiscal 2012 were $757,560, a slight increase from $756,576 for the third quarter of fiscal 2011.

The average sales price for the quarter ending December 31, 2011 was $6.10 per Mcfe compared to $5.34 per Mcfe for the quarter ending December 31, 2010, an increase of 14%.  Oil production increased 13% and gas production decreased 18% during the third quarter of fiscal 2012 as compared to the third quarter of fiscal 2011.  This decrease in gas production is attributable to natural decline and certain production shut-in for repairs and maintenance.

For the nine months ended December 31, 2011, the Company reported net income of $234,618, a 128% increase from $102,714 for the same period of fiscal 2011.  Operating revenues increased 4% to $2,482,415 for the nine months ended December 31, 2011 from $2,381,608 for the same period of fiscal 2011.

The average sales price of oil and natural gas for the nine months ended December 31, 2011 was $6.33 per Mcfe compared to $5.50 per Mcfe for the quarter ending December 31, 2010, an increase of 15%.  Oil production increased 8% and gas production decreased 13% for the nine months ended December 31, 2011 as compared to the same period of fiscal 2011.

During the first nine months of fiscal 2012, Mexco participated in the drilling of three wells in the Fuhrman-Mascho Field of Andrews County, Texas.  This property, operated by Cone and Petree Oil & Gas Exploration, Inc. now contains the four original wells plus the three new wells for a total of seven wells - four producing oil from the San Andres formation and three producing oil from the Grayburg and San Andres formations at an approximate depth of 5,000 feet.  Mexco owns working interests of approximately 10% (7.2% net revenue interest) in this acreage.  This property contains an additional 9 potential drill sites in the Grayburg and San Andres formations with more dense spacing of approximately 10 acres per well.

Also during the first nine months of fiscal 2012, Mexco participated in 37 infill wells in the Yeso/Paddock formations of the Dodd-Federal Unit in the Grayburg San Andres Jackson Field of Eddy County, New Mexico.  These wells are proposed to be drilled in the next twelve months to a total depth of approximately 5,000 feet.  The unit, operated by Concho Resources, Inc. (NYSE:CXO), currently contains approximately 110 wells producing primarily oil.  Mexco’s working interest in this unit is .1848% (.14% net revenue interest).

Mexco Energy Corporation owns oil and gas properties in twelve states, with the majority of its activity centered in West Texas.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2011.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2011	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$75,170	$179,071
Accounts receivable:
Oil and gas sales	383,880	384,215
Trade	23,587	42,432
Related parties	-	-
Prepaid costs and expenses	61,328	64,479
Total current assets	543,965	670,197

Property and equipment, at cost
Oil and gas properties, using the full cost method	30,588,638	30,426,817
Other	78,520	78,520
	30,667,158	30,505,337

Less accumulated depreciation, depletion and amortization	15,929,424	15,227,063
Property and equipment, net	14,737,734	15,278,274
	$15,281,699	$15,948,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$181,121	$199,944

Long-term debt	750,000	1,800,000
Asset retirement obligations	567,592	528,911
Deferred income tax liabilities	862,554	912,663

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,089,116 shares issued; 2,025,949 and 2,029,949 shares outstanding as of
December 31, 2011 and March 31, 2011, respectively	1,044,558	1,044,558
Additional paid-in capital	6,654,867	6,453,226
Retained earnings	5,546,452	5,311,834
Treasury stock, at cost - 63,167 and 59,167 shares as of
December 31, 2011 and March 31, 2011, respectively	(325,445)	(302,665)
Total stockholders' equity	12,920,432	12,506,953
	$15,281,699	$15,948,471

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2011	2010	2011	2010
Operating revenue:
Oil and gas	$753,789	$752,778	$2,469,784	$2,368,778
Other	3,771	3,798	12,631	12,830
Total operating revenues	757,560	756,576	2,482,415	2,381,608

Operating expenses:
Production	233,317	200,785	697,548	822,150
Accretion of asset retirement obligation	9,297	8,489	27,033	25,463
Depreciation, depletion, and amortization	223,181	244,065	702,362	763,251
General and administrative	227,928	235,137	723,489	682,820
Total operating expenses	693,723	688,476	2,150,432	2,293,684

Operating profit	63,837	68,100	331,983	87,924

Other income (expenses):
Interest income	47	10	141	36
Interest expense	(5,854)	(15,151)	(22,735)	(25,347)

Net other expense	(5,807)	(15,141)	(22,594)	(25,311)

Earnings before provision for income taxes	58,030	52,959	309,389	62,613

Income tax expense (benefit):
Current	(4,858)	(59,500)	124,880	(25,502)
Deferred	11,927	85,561	(50,109)	(14,599)
	7,069	26,061	74,771	(40,101)

Net income	$50,961	$26,898	$234,618	$102,714

Earnings per common share:
Basic	$0.03	$0.01	$0.12	$0.05
Diluted	$0.03	$0.01	$0.12	$0.05

Weighted average common shares outstanding:
Basic	2,026,011	1,947,370	2,028,626	1,934,953
Diluted	2,031,453	1,961,041	2,037,994	1,951,316